UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 22, 2016

QUANTENNA COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37927	33-1127317
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

3450 W. Warren Avenue
Fremont, California 94538
(Address of principal executive offices)
(510) 743-2260
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensatory Arrangements of Certain Officers
Amendments to Change of Control Severance Agreements
On December 22, 2016, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Quantenna Communications, Inc. (the “Company”) approved an amendment (the “CIC Amendment”) to the existing change of control and severance agreement (the “Existing Change of Control Agreement”) between the Company and each of Sean Sobers and David Carroll.
Pursuant to the CIC Amendment to be entered into with each of Messrs. Sobers and Carroll, in the event of a Qualified Termination (as defined in the Existing Change of Control Agreement, as amended), each such Executive will be eligible to receive a lump sum severance payment equal to 100% of his target annual bonus for the fiscal year in which the Qualified Termination occurs, in addition to such other benefits as set forth in the Existing Change of Control Agreement between the Company and each such Executive, and subject to timely execution and non-revocation of a release of claims as set forth in the Existing Change of Control Agreement.
Pursuant to the CIC Amendment to be entered into with Mr. Carroll, the circumstances in which he may receive severance benefits previously described under his Existing Change of Control Agreement defined as a Qualified Termination has been expanded to include a termination of his employment by Mr. Carroll for “good reason” for a material reduction of his base salary or target bonus opportunity in the aggregate or a material adverse change in the geographic location of his primary work location during the Change of Control Period (as defined in the Existing Change of Control Agreement), subject to Mr. Carroll’s timely execution and non-revocation of a release of claims as set forth in the Existing Change of Control Agreement.
The foregoing description of the CIC Amendments does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements, copies of which will be filed with the Company’s Annual Report on Form 10-K for the year ending January 1, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTENNA COMMUNICATIONS, INC.
Date: December 29, 2016	By: /s/ Tom MacMitchell
Tom MacMitchell
General Counsel